Press Release #201510	FOR IMMEDIATE RELEASE	April 27, 2015

Enertopia announces newly updated website and educational blog

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to announce the launch of our newly updated corporate website, www.enertopia.com. Some key highlights are: Corporate Overview page, Events page, Your Health page that provides education, products, and V-LoveTM Diaries. Enertopia is focused on providing holistic options to help people potentially regain or improve their quality of lives in such areas as good health, nutrition, physical and emotional wellbeing.

Through our countless meetings with people in pain and other forms of distress we have witnessed firsthand the positive impact holistic healing has and is having on people’s lives.

“We are excited with the newly updated website that will give our community an opportunity to learn through our V-LoveTM Diaries page and by attending events. Our mission is to empower people through healthy lifestyle choices to live, your life, your way,” stated CEO, Robert McAllister.

In Enertopia’s events calendar, there are engagements where Maureen McGrath, RN, Leading Sexual Health Expert, will be speaking at and/or Enertopia will be participating or hosting. These events will provide Enertopia the platform to be a strong advocate and voice in community outreach for good health, nutrition, physical and emotional wellbeing.

Enertopia is committed to raising awareness and in providing alternative options in the health and wellness sector. The Company’s first product V-LoveTM will be available in Canada very soon. Further details on the Big Launch Date and Launch Party will be announced shortly.

For more information on Enertopia please visit Enertopia.com

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President: (250) 765-6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation and sale of sexual creams and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that Maureen McGrath’s outreach or the V-LoveTM sexual gel will have any meaningful impact on the Company or the Company will be able to obtain future financings.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release